Exhibit 4.2

AMENDED AND RESTATED DESIGNATIONS, PREFERENCES AND RIGHTS

OF SERIES A PREFERRED STOCK

OF

BIOPHARMX CORPORATION

BIOPHARMX CORPORATION (the “Company”), a Delaware corporation, DOES HEREBY CERTIFY that, pursuant to the authority conferred on the Board of Directors of this Company by the Certificate of Incorporation, as amended, of this Company in accordance with Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of this Company adopted the following resolutions establishing a new series of preferred stock of this Company.

The Certificate of Incorporation of the Company provides that the Company is authorized to issue 10,000,000 shares of preferred stock with a par value of $.001 per share. Pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation and the DGCL, the Board of Directors has adopted resolutions providing for the designation, rights, powers and preferences and the qualifications, limitations and restrictions of 5,500,000 shares of Series A Preferred Stock, and that a copy of such resolutions is as follows:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company, the provisions of its Certificate of Incorporation, as amended, and in accordance with the General Corporation Law of the State of Delaware, the Board of Directors hereby establishes a series of the authorized preferred stock of the Company with par value of $.001 per share, which series shall be designated as “Series A Preferred Stock” and which will consist of 5,500,000 shares and will have powers, preferences, rights, qualifications, limitations and restrictions thereof, as follows:

1.                                      Definitions. For the purposes hereof, the following definitions shall apply:

1.1                               “Available Funds and Assets” has the meaning set forth in Section 4 hereof.

1.2                               “Board” means the Board of Directors of the Company.

1.3                               “Certificate” means this Certificate of Designations, Preferences and Rights of Series A Preferred Stock.

1.4                               “Common Stock” means the Company’s common stock, par value $0.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

1.5                               “Company” means BioPharmX Corporation, a Delaware corporation.

1.6                               “Conversion Rate” has the meaning set forth in Section 5 hereof.

1.7                               “Original Issue Date” means April 11, 2014.

1.8                               “Original Purchase Price” shall mean $1.85 per share.

1.9                               “Registered Holder” shall mean each holder of Series A Preferred as reflected on the books of the Company.

1.10                        “Securities Act” means the Securities Act of 1933, as amended.

1.11                        “Series A Preferred” means the Series A Preferred Stock of the Company.

1.12                        “Subscription Agreement” means the subscription agreement between the Company and each holder of shares of Series A Preferred.

1.13                        “Trading Day” means a day on which the Common Stock is traded on a Trading Market.

1.14                        “Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the New York Stock Exchange, the NYSE MKT, the Nasdaq Global Select Market, the Nasdaq Global Market, the Nasdaq Capital Market, the OTC Bulletin Board, or the NYSE Euronext.

1.15                        “VWAP” shall mean the volume weighted average price of the Common Stock during any trading day as reported by or based on information provided by Bloomberg LP or other reputable reporting service reasonably acceptable to the Company.

1.16                        “Warrant” shall mean a warrant to purchase 50% of the number of shares of Common Stock issuable upon the conversion of the Series A Preferred, substantially in the form of the common stock purchase warrant annexed to the Subscription Agreement as Exhibit B.

2.                                      Interest. Each Registered Holder of outstanding shares of the Series A Preferred shall be entitled to interest payments at the rate of 6% of the Original Purchase Price per annum, compounded daily, calculated on the basis of a 360 day year and payable within five calendar days of January 1 each year. At any time that the Common Stock is traded on a Trading Market, interest hereunder may be payable, at the option of the Company, in shares of Common Stock (“Interest Shares”) or in cash. Interest paid in Interest Shares shall be paid in a number of fully paid and non-assessable shares (rounded up to the nearest whole share) of Common Stock equal to the quotient of (i) the amount of interest payable divided by the average of VWAP for each day during the period commencing twenty (20) Trading Days prior to but not including the date when the dividend has been declared by the Board.

3.                                      Dividends and Distributions. Each Registered Holder of the Series A Preferred shall not be entitled to dividends unless the Company pays cash dividends or dividends in other property to holders of outstanding shares of Common Stock, in which event, each outstanding share of the Series A Preferred will be entitled to receive dividends of cash or property, out of any assets legally available therefor, in an amount or value equal to the amount of dividends per share of Series A Preferred, as would have been payable on the number of shares of Common Stock into which each share of Series A Preferred would be convertible, if such shares of Series A Preferred had been converted to Common Stock as of the record date for the determination of holders of Common Stock entitled to receive such dividends. Any dividend payable to the Series A Preferred will have the same record and payment date and terms as the dividend payable on the Common Stock.

4.                                      Liquidation Rights. In the event of any Liquidation Event (as defined below), the funds and assets of the Company that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to the Company’s stockholders in the following manner:

4.1                               Series A Preferred. First, the holders of Series A Preferred shall be entitled to receive, prior and in preference to the holders of Common Stock, for each share of Series A Preferred an amount per share of Series A Preferred equal to the sum of (i) the Original Purchase Price, (ii) any accrued interest due under Section 2 above, and (iii) any declared and unpaid dividends, which shall be paid in cash (the “Series A Liquidation Preference”). If the Available Funds and Assets distributed to the holders of the Series A Preferred are insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the Available Funds and Assets shall be distributed to the holders of the Series A Preferred pro rata based upon the number of shares of Series A Preferred held by each holder.

4.2                               Common Stock. Second, the Available Funds and Assets, if any, remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Series A Preferred of their full preferential amounts, in accordance with Section 4.1, shall be distributed among the holders of Common Stock on a per share basis.

4.3                               Liquidation Event.

(a)                                 Unless waived in any specific instance by the holders of at least fifty-one percent (51%) of the shares of Series A Preferred then-outstanding, voting or acting as a single class on an as-converted to Common Stock basis (the “Majority Holders”), a “Liquidation Event” shall mean any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and shall be deemed to be occasioned by, or to include, (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger, conversion or consolidation) unless the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold at least a majority of the voting power of the surviving or acquiring entity, or its direct or indirect parent entity (except that the sale by the Company of shares of its capital stock to investors in bona fide equity financing transactions, or in connection with a Qualifying Listing (as defined under the Subscription Agreement), shall not be deemed a Liquidation Event for this purpose) or (y) a sale or other disposition or transfer of all or substantially all of the assets of the Company in any transaction or series of related transactions, including a sale or other disposition or transfer of all or substantially all of the assets of the Company’s subsidiaries, if such assets constitute substantially all of the assets of the Company and such subsidiaries taken as a whole.

(b)                                 In any of such events, if the consideration received by or with respect to the Company is other than cash or securities, its value will be deemed its fair market value as determined in good faith by a majority of the Board of Directors. Any securities to be delivered to the holders of the Series A Preferred or Common Stock, as the case may be, shall be valued as follows:

(i)                                     If traded on a national securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) day period ending three (3) days prior to the closing;

(ii)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) day period ending three (3) days prior to the closing; and

(iii)                               If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by a majority of the Board of Directors of the Company.

5.         Voting Rights.

5.1                               Common Stock. Except as otherwise provided herein or by applicable law, the holders of shares of Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Company. Each holder of shares of Common Stock shall be entitled to one (1) vote for each whole share of Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Company.

5.2                               Series A Preferred. Each holder of shares of Series A Preferred shall be entitled to one (1) vote for each whole share of Common Stock into which such shares of Series A Preferred could be converted pursuant to the provisions of Section 5.1 on the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of the stockholders is solicited.

5.3                               General. Subject to the other provisions of this Certificate, each holder of Series A Preferred shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise provided in this Certificate and applicable law, the holders of Series A Preferred and the holders of Common Stock shall vote together and not as separate classes.

6.                                      Conversion.

6.1                               Mandatory Conversion.

(a)                                 Requirements. The outstanding shares of Series A Preferred shall be converted automatically into fully-paid and non-assessable shares of Common Stock at the rate of one share of Common Stock for one share of Series A Preferred (the “Conversion Rate”) upon the Company achieving a Qualifying Listing (as defined in the Subscription Agreement) (the “Mandatory Conversion”) which occurs on or before the third anniversary of the Original Issue Date.

(b)                                 Procedures. Upon the occurrence of the event specified in Section 6.1(a) above, the outstanding shares of Series A Preferred shall be converted into Common Stock automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock unless the certificates evidencing the shares of Series A Preferred are delivered to the Company as provided below, or the holder notifies the Company that the certificates have been lost, stolen or destroyed, and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with the certificates. Upon the occurrence of the Mandatory Conversion, the holders of Series A Preferred shall surrender the certificates representing the shares at the office of the Company. Thereupon, there shall be issued and delivered to the holder promptly at the office and in its name as shown on the surrendered certificates, a certificate for the number of shares of Common Stock into which the shares of Series A Preferred surrendered were convertible on the date on which the Mandatory Conversion occurred.

6.2                               Optional Conversion.

(a)                                 Requirements. At the option of the Registered Holder thereof, the outstanding shares of Series A Preferred shall be convertible into shares of Common Stock at the Conversion Rate.

(b)                                 Procedures. Each Registered Holder of shares who elects to convert such shares pursuant to Section 6.2(a) above shall surrender its certificate(s) for such shares, duly endorsed, at the office of the Company, and shall give written notice to the Company at that office that the holder elects to convert the same and shall state therein the number of shares of Series A Preferred being converted (a “Notice of Conversion”). Upon receipt of a Notice of Conversion, the Company shall promptly issue and deliver at that office to the Registered Holder a certificate(s) for the number of shares of Common Stock which the Registered Holder is entitled to receive upon the conversion and the Warrant. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate(s) representing the shares of Series A Preferred to be converted, and the Registered Holder entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder of the shares of Common Stock on that date.

6.3                               Restrictive Legend. Certificates evidencing shares of Common Stock and the Warrant issued upon the Mandatory Conversion shall be issued with a restrictive legend indicating that such securities were issued in a transaction which is exempt from registration under the Securities Act, and that they cannot be transferred unless (i) they have been registered under the Securities Act, (ii) an exemption from registration is available in the opinion of counsel to the Company or (iii) there is submitted to the Company such other evidence as may be satisfactory to the Company to the effect that any such transfer shall be in compliance with the Securities Act and applicable state securities law.

6.4                               New Stock Certificate. In the event less than all the shares represented by a certificate are converted, the Company shall promptly issue to the holder thereof a new certificate representing the unconverted shares.

7.                                      Adjustments.

7.1                               Adjustments for Subdivisions, Combinations or Consolidations of Common Stock. If at any time or from time to time the outstanding shares of Common Stock shall be (i) subdivided by stock split, stock dividend or otherwise into a greater number of shares, or (ii) combined or consolidated, by reclassification or otherwise, into a lesser number of shares, then the Conversion Rate shall simultaneously be proportionately increased or decreased, as the case may be, such that the holders of the Series A Preferred shall thereafter receive upon conversion thereof, the number of shares of Common Stock, they would have received had their Series A Preferred been converted into such shares immediately prior to the taking of the actions described in subsections (i) and (ii) of this Section 7.1.

7.2                               Adjustments for Stock Dividends and Other Distributions. If at any time or from time to time after the Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, and other than as otherwise adjusted in this Section 7 or as provided in Section 2, then, in each such event, provision shall be made so that the holders of the Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company that they would have received had their Series A Preferred been converted into Common Stock on the date for determining the holders of Common Stock entitled to receive the dividend or distribution.

7.3                               Adjustment for Merger, Sale, Reclassification, Exchange and Substitution.

(a)                                 In case the Company after the Original Issue Date shall do any of the following (each, a “Triggering Event”): (a) consolidate or merge with or into any other Person and the Company shall not be the continuing or surviving corporation of such consolidation or merger, or (b) permit any other Person to consolidate with or merge into the Company and the Company shall be the continuing or surviving Person but, in connection with such consolidation or merger, any capital stock of the Company shall be changed into or exchanged for securities of any other Person or cash or any other property, or (c) transfer all or substantially all of its properties or assets to any other Person, or (d) effect a capital reorganization or reclassification of its capital stock, then, and in the case of each such Triggering Event, proper provision shall be made to the Conversion Rate and the number of shares of Common Stock into which the Series A Preferred is convertible so that, upon the basis and the terms and in the manner provided in this Certificate, the holder of Series A Preferred shall be entitled upon the conversion hereof at any time after the consummation of such Triggering Event, to the extent the Series A Preferred has not been converted or redeemed prior to such Triggering Event, to receive at the Conversion Rate in effect at the time immediately prior to the consummation of such Triggering Event, in lieu of the Common Stock issuable upon such conversion prior to such Triggering Event, the securities, cash and property to which such holder would have been entitled upon the consummation of such Triggering Event if such holder had converted immediately prior thereto (including the right of a shareholder to elect the type of consideration it will receive upon a Triggering Event), subject to adjustments (subsequent to such corporate action) as nearly equivalent as possible to the adjustments provided for elsewhere in this Section 7. Immediately upon the occurrence of a Triggering Event, the Company shall notify the holder in writing of such Triggering Event and provide the calculations in determining the number of shares of Common Stock issuable upon conversion and the adjusted Conversion Rate.

(b)                                 The surviving entity and/or each Person (other than the Company) which may be required to deliver any securities, cash or property upon the conversion of the Series A Preferred as provided herein shall assume, by written instrument delivered to, and reasonably satisfactory to, the holder of Series A Preferred, (A) the obligations of the Company under the Series A Preferred (and if the Company shall survive the consummation of such Triggering Event, such assumption shall be in addition to, and shall not release the Company from, any continuing obligations of the Company under the Series A Preferred) and (B) the obligation to deliver to such holder such securities, cash or property as, in accordance with the foregoing provisions of this subsection (b).

(c)                                  Except as provided in Section 4, upon any liquidation, dissolution or winding up of the Company, if at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series A Preferred is changed into the same or a different number of shares of any class of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, each holder of Series A Preferred shall have the right thereafter to have the Series A Preferred converted into the kind and amount of stock and other securities and property receivable upon the recapitalization, reclassification or other change by a holder of the number of shares of Common Stock into which the shares of Series A Preferred could have been converted immediately prior to the recapitalization, reclassification or change.

7.4                               Issuances. If, at any time within two (2) years following the Original Issue Date, the Company shall issue any Common Stock, except for the Excepted Issuances (as hereinafter defined), for a consideration per share that is less (a “Dilutive Issuance”) than the Original Issue Price (as adjusted pursuant to the provisions of this Section 7) that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, Conversion Rate shall be reduced by multiplying the Conversion Rate by a fraction, the numerator of which is the price of the Dilutive Issuance and the denominator of which is the Original Issue Price (as adjusted pursuant to the provisions of Section 7). For purposes of this adjustment and except for the Excepted Issuances, the issuance of any security or debt instrument of the Company which has the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock, shall result in an adjustment to the Conversion Rate upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then Original Issue Price. For purposes of this Certificate of Designations, “Excepted Issuance” shall mean any sale by the Company of its Common Stock or equity linked debt obligations in connection with (i) full or partial consideration in connection with a strategic merger, acquisition, consolidation or purchase of the securities or assets of a corporation or other entity (or any division or business unit thereof) so long as such issuances are not for the purpose of raising capital, (ii) the Company’s issuance of securities in connection with strategic supply, sale or license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital, (iii) the Company’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants which are approved by the Board of Directors, and (iv) securities issued and outstanding as of the Original Issue Date.

7.5                               Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Rate for Series A Preferred, the Company, at its expense, shall compute the adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing the adjustment or readjustment, and shall mail the certificate, by first class mail, postage prepaid, to each affected registered holder of the Series A Preferred at the holder’s address as shown on the Company’s books.

8.                                      Redemption.

8.1                               Triggering Event. A “Triggering Event” shall be deemed to have occurred in the event that the Company shall fail to achieve a Qualifying Listing on or before the third anniversary date of the Original Issue Date.

8.2                               Redemption Option Upon Triggering Event. In addition to all other rights of the Registered Holders contained herein, after a Triggering Event, each Registered Holder shall have the right to require the Company to redeem all or a portion of the then outstanding Series A Preferred at a price per share equal to the Series A Liquidation Preference (the “Redemption Price”).

8.3                               Mechanics of Redemption Option. Within five (5) business days after the occurrence of the Triggering Event, the Company shall deliver written notice thereof via overnight courier (“Notice of Triggering Event”) to each Registered Holder. At any time after a Registered Holder’s receipt of a Notice of Triggering Event, any Registered Holder of Series A Preferred then outstanding may require the Company to redeem up to all of such holder’s Series A Preferred by delivering written notice thereof via overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of shares of Series A that such holder is electing to redeem.

8.4                               Payment of Redemption Price. Upon the Company’s receipt of a Notice(s) of Redemption at Option of Holder from any Registered Holder, the Company shall immediately notify each Registered Holder by facsimile or e-mail of the Company’s receipt of such notice(s). The Company shall deliver on the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder the applicable Redemption Price to all Registered Holders that deliver a Notice of Redemption at Option of Holder prior to the fifth (5th) Business Day after the Company’s receipt of the first Notice of Redemption at Option of Holder. If the Company is unable to redeem all of the Series A Preferred submitted for redemption, the Company shall (i) redeem a pro rata amount from each Registered Holder based on the number of shares of Series A Preferred submitted for redemption by such Registered Holder relative to the total number of shares of Series A Preferred submitted for redemption by all Registered Holders and (ii) continue to redeem shares of Series A Preferred until paid in full.

9.                                      Fractional Shares. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred, and the number of shares of Common Stock, as applicable to be issued shall be rounded up to the nearest whole share.

10.                               Status of Converted Stock. Upon the conversion, redemption or extinguishment of the Series A Preferred, the shares converted, redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of preferred stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation. Following conversion of all outstanding shares of Series A Preferred on the Mandatory Conversion, this Certificate of Designations shall be automatically cancelled and void and be of no further force and effect.

11.                               Reservation of Common Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred, such number of shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred.

12.                               Notices. Except as otherwise stated, any notice required by the provisions of this Certificate to be given to the holders of shares of the Series A Preferred shall be deemed given upon the earlier of actual receipt thereof or deposit thereof in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of that holder appearing on the books of the Company.

13.                               Restrictions and Limitations. In addition to any vote required by law, the Company shall not, without the approval, by vote or written consent, of the Majority Holders voting together as a single class:

(a)                                 Amend this Certificate or otherwise alter or change the rights, preferences or privileges of the Series A Preferred so as to materially and adversely affect the same;

(b)                                 Increase or decrease (other than by redemption or conversion) the authorized number of shares of Series A Preferred.

RESOLVED, FURTHER, that the officers of this Company be, and each of them hereby is, authorized and empowered on behalf of the Company to execute, verify and file this Certificate in accordance with Delaware law.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer on the 11th day of May.

BIOPHARMX CORPORATION

BY:	/s/ James Pekarsky
James Pekarsky
Chief Executive Officer